Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Third Quarter 2011 Results

Net income from continuing operations attributable to Ameriprise Financial was $1.12 per diluted share;
Operating earnings were $1.04 per diluted share

Unlocking and the market impact on DAC and DSIC negatively impacted year-over-year operating results by $0.42 per diluted share

Operating net revenues were $2.5 billion, up 8 percent from a year ago

MINNEAPOLIS — October 26, 2011 — Ameriprise Financial, Inc. (NYSE: AMP) today reported third quarter 2011 net income from continuing operations attributable to Ameriprise Financial of $271 million, or $1.12 per diluted share, compared to $346 million, or $1.33 per diluted share, a year ago. Operating earnings were $251 million, or $1.04 per diluted share, compared to $352 million, or $1.35 per diluted share, a year ago.

Third quarter results were impacted by a negative $106 million, or $0.42 per diluted share, year-over-year change from the unfavorable market impact on deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC), as well as the company’s annual review of insurance and annuity valuation assumptions and models (unlocking). The negative unlocking impact in the third quarter of 2011 primarily reflects lower near-term interest spread assumptions.

Operating net revenues were $2.5 billion compared to $2.3 billion a year ago, primarily driven by double-digit growth in management and distribution fees. Net investment income was essentially flat year-over-year and reflected the low interest rate environment.

Operating return on shareholders’ equity excluding accumulated other comprehensive income was 13.4 percent for the 12 months ended September 30, 2011, compared to 12.1 percent for the 12 months ended September 30, 2010.

“We continued to demonstrate the strength and resilience of our business despite a challenging market environment,” said Jim Cracchiolo, chairman and chief executive officer. “Operating net revenues increased 8 percent, and we delivered solid underlying business results, apart from the DAC-related impacts. Client acquisition and advisor recruiting remained strong, and our advisor productivity was near all-time highs.

“We are maintaining our investments for future growth while managing expenses and our financial foundation prudently. Our financial strength continues to enable us to return significant capital to shareholders. In fact, our excess capital position remains above $2.0 billion even after we accelerated our share repurchase activity, allocating $447 million for share repurchases in the quarter.”

Third Quarter 2011 Summary

In the third quarter of the year, the company conducts an annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and the impact is reflected as part of annual unlocking. In addition, lower than assumed returns in both equity and bond funds in variable products resulted in an unfavorable impact for the quarter.

The result of these two items negatively impacted the company’s year-over-year results by $106 million, or $0.42 per diluted share. The third quarter of 2011 unfavorable impact was $67 million, or $0.27 per diluted share, compared to a benefit of $39 million, or $0.15 per diluted share, a year ago.

Ameriprise Financial, Inc.
Third Quarter Summary

				Per Diluted Share
(in millions, except per share amounts, unaudited)	2011	2010	% Change	2011	2010	% Change

Net income from continuing operations attributable to Ameriprise Financial	$271	$346	(22)%	$1.12	$1.33	(16)%
Adjustments, net of tax (see reconciliation on p. 14)	(20)	6	NM	(0.08)	0.02	NM
Operating earnings	$251	$352	(29)%	$1.04	$1.35	(23)%
Items included in operating earnings:
Market impact on DAC and DSIC benefits (expense), after-tax(1)	$(42)	$25	NM	$(0.17)	$0.10	NM
Annual unlocking, after-tax(1)	(25)	14	NM	(0.10)	0.05	NM
Total DAC-related	$(67)	$39	NM	$(0.27)	$0.15	NM
Weighted average common shares outstanding:
Basic	238.0	255.3
Diluted	242.0	259.9

(1)   After-tax is calculated using the statutory tax rate of 35%.

NM  Not Meaningful — variance of greater than 100%

The company believes the presentation of operating earnings best represents the economics of the business.

The third quarter of 2011 DAC-related impacts reflected:

•                  $42 million after-tax, or $0.17 per diluted share, in DAC and DSIC amortization expenses, primarily driven by equity market impacts on separate account balances.

•                  $25 million after-tax, or $0.10 per diluted share, from annual unlocking.

In addition, results in the third quarter of 2011 included items that resulted in a net after-tax benefit of $3 million, or $0.01 per diluted share, including:

•                  $25 million, or $0.10 per diluted share, of additional bond discount amortization investment income related to prior periods resulting from revisions to the accounting classification of certain structured securities.

•                  $15 million, or $0.06 per diluted share, in auto and home insurance catastrophe losses, primarily from Hurricane Irene claims.

•                  $7 million, or $0.03 per diluted share, in Threadneedle project implementation costs, primarily related to a new transfer agency agreement.

Third Quarter 2011 Business Highlights

•                  Total assets under management and administration were $600 billion at September 30, 2011, down 4 percent from a year ago, primarily driven by the point-to-point decline in equity markets and Asset Management segment net outflows, partially offset by retail client net inflows. Total assets under management and administration exclude assets from discontinued operations.

•                  Retail client assets in Advice & Wealth Management increased 2 percent year-over-year to $293 billion, primarily reflecting growth in wrap assets, including $0.8 billion in net inflows in the quarter.

•                  The number of advisors increased by 51 sequentially to 9,714, reflecting the strongest quarter for experienced advisor recruiting since the second quarter of 2009. Operating net revenue per advisor increased 14 percent from a year ago to $97,000 due to experienced advisor recruiting, higher average assets under management and increased client activity.

•                  Asset Management net outflows were $4.8 billion, primarily from $3.1 billion of retail net outflows reflecting the volatile equity markets in the quarter. In the institutional business, Threadneedle had $0.4 billion of net inflows, while Columbia remained in net outflows.

•                  Variable annuity ending account balances were flat year-over-year at $59 billion and included $0.4 billion of net inflows in the Ameriprise channel in the quarter, partially offset by net outflows from the closed book of variable annuities sold through third-party channels.

•                  RiverSource Life introduced its indexed universal life insurance product to further expand its permanent insurance product suite.

•                  Auto and home results included $23 million of pretax catastrophe losses, primarily from storms in the third quarter, including Hurricane Irene, which more than offset lower reserves associated with the favorable development of bodily injury losses.

•                  The company launched the next phase of its MORE WITHIN REACH® brand platform, including television advertising that highlights the company’s rich history, financial strength and commitment to clients.

Balance Sheet Summary as of September 30, 2011

Excess capital and prudent capital management

•                  During the quarter, the company repurchased 9.9 million shares of its common stock for $447 million. Through September 30, 2011, the company repurchased $1.2 billion of shares and has $1.7 billion available in its current share repurchase authorization that expires in June 2013. Even after the increased share repurchases in the quarter, the company continued to maintain more than $2.0 billion in excess capital.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was above 600 percent.

•                  The company’s variable annuity hedging program continues to perform well.

High-quality investment portfolio

•                  The total investment portfolio, including cash and cash equivalents, was $41.3 billion and remains well positioned. The company’s balance sheet has no holdings of sovereign debt in financially troubled European countries.

•                  The company’s available-for-sale portfolio ended the quarter with $2.0 billion in net unrealized gains.

•                  Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

DAC accounting change — January 1, 2012

The company will adopt new accounting rules for the deferral of insurance and annuity acquisition costs on January 1, 2012 on a retrospective basis. The company estimates that the change will reduce its DAC asset by a range of $2.0 billion to $2.2 billion, which will decrease book value by a range of $1.3 billion to $1.4 billion after-tax. The change will not impact the company’s strong excess capital position or cash flow. The company estimates that the change will marginally benefit operating earnings in 2012.

Taxes

The operating effective tax rate was 22.0 percent for the third quarter of 2011 and 24.7 percent year-to-date. The company expects its full-year 2011 operating effective tax rate to be 25 to 27 percent based upon currently forecasted profitability trends.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Results

	Quarter Ended September 30, 2011			Quarter Ended September 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Advice & Wealth Management
Net revenues	$936	$(2)	$938	$830	$—	$830	13%
Expenses	822	—	822	742	1	741	11
Pretax income	$114	$(2)	$116	$88	$(1)	$89	30

Item included in operating earnings:
Investment income recognition			$6			$—	NM

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010	% Change
Retail client assets (billions)	$293	$288	2%
Mutual fund wrap net flows (billions)	$0.8	$1.6	(48)%
Operating net revenue per advisor (thousands)	$97	$85	14%

(1)   Includes net realized losses and integration/restructuring charges.

Advice & Wealth Management pretax operating earnings increased 30 percent to $116 million due to improved advisor productivity and new client flows. Pretax operating margin increased to 12.4 percent compared to 10.7 percent a year ago.

Operating net revenues increased 13 percent to $938 million due to higher management and distribution fees from growth in assets under management and increased client activity.

Operating expenses increased 11 percent to $822 million due to higher advisor compensation from business growth and investments in the business, including costs of implementing a new brokerage platform.

Retail client assets grew 2 percent to $293 billion, with strong retail client flows, partially offset by market declines in the quarter.

The company continued to increase the productivity of its advisors. Operating net revenue per advisor was $97,000 in the quarter, a 14 percent increase compared to a year ago, primarily driven by higher average assets under management and increased client activity. The number of branded advisors increased for the second consecutive quarter, driven by the strongest quarter for experienced advisor recruiting since the second quarter of 2009 and continued strong advisor retention.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended September 30, 2011			Quarter Ended September 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Asset Management
Net revenues	$707	$2	$705	$662	$1	$661	7%
Expenses	610	24	586	558	18	540	9
Pretax income	$97	$(22)	$119	$104	$(17)	$121	(2)

Item included in operating earnings:
Threadneedle project implementation costs			$(10)			$—	NM

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010	% Change
Total segment ending AUM(2) (billions)	$417	$445	(6)%
Columbia Management AUM	$325	$347	(6)%
Threadneedle AUM	$96	$102	(5)%

Flows(2) (billions)	$(4.8)	$(1.8)	NM
Columbia Management net flows	$(4.1)	$(2.8)	(44)%
Threadneedle net flows	$(0.8)	$1.1	NM

(1)   Includes net realized gains and integration/restructuring charges.

(2)   Total segment asset and flow results eliminate $9 million of net outflows and $4.1 billion of assets in the 2011 quarter and $32 million of net flows and $4.0 billion of assets in the 2010 quarter due to subadvisory relationships between Threadneedle and Columbia Management.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings declined 2 percent to $119 million compared to the prior year. Results in the quarter include a $10 million expense primarily related to Threadneedle changing its transfer agent provider, which is expected to enhance margins over time. Adjusted net pretax operating margin, which excludes pass-through distribution expenses, was 32.7 percent for the third quarter of 2011, compared to 33.0 percent a year ago. The Threadneedle project expenses in the quarter lowered adjusted net pretax operating margin by 2.4 percentage points.

Operating net revenues increased 7 percent to $705 million, reflecting increased management fees, primarily due to growth in average assets, partially offset by net outflows.

Operating expenses increased 9 percent to $586 million. Adjusting for the Threadneedle transfer agent costs, operating expenses increased 7 percent, driven by higher distribution expenses as a result of higher year-over-year average retail balances. General and administrative expenses remain well controlled.

Total segment ending AUM was $417 billion, down 6 percent from a year ago driven by net outflows and market depreciation.

Columbia Management had $4.1 billion of net outflows in the quarter, evenly divided between retail and institutional channels. Retail outflows were primarily in equity portfolios and were in line with industry trends. Institutional outflows at Columbia Management were primarily comprised of lower-fee, former parent-company relationships where the assets are expected to continue to transition over time and fluctuate quarter to quarter.

Threadneedle had a total of $0.8 billion of net outflows in the quarter, comprised of $1.2 billion of retail outflows primarily from European clients, partially offset by $0.4 billion of institutional net inflows. Institutional net flows were positive as new mandates in the Middle East more than offset continued run-off of low-margin Zurich assets.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended September 30, 2011			Quarter Ended September 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Annuities
Net revenues	$686	$(2)	$688	$626	$(1)	$627	10%
Expenses	550	(56)	606	362	(8)	370	64
Pretax income	$136	$54	$82	$264	$7	$257	(68)

Items included in operating earnings:
Market impact on DAC and DSIC benefits (expense)			$(58)			$29	NM
Annual unlocking			(25)			71	NM
Total DAC-related			$(83)			$100	NM

Investment income recognition			$33			$—	NM

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010	% Change
Variable annuity ending account balances (billions)	$58.9	$59.0	—
Variable annuity net flows(2) (millions)	$179	$484	(63)%
Fixed annuity ending account balances (billions)	$14.2	$14.5	(2)%
Fixed annuity net flows (millions)	$(160)	$(159)	(1)%

(1)   Includes net realized losses and market impact on variable annuity guaranteed living benefits net of DAC and DSIC.

(2)   3Q10 variable annuity net inflows include sales in both Ameriprise and third-party channels. The company discontinued new sales of variable annuities in third-party channels in the fourth quarter of 2010.

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings declined 68 percent to $82 million reflecting the unfavorable $183 million year-over-year change in DAC-related impacts, partially offset by a benefit from investment income recognition. In addition, operating earnings were negatively impacted by spread compression in fixed annuities and higher distribution expenses.

Operating net revenues increased 10 percent to $688 million, driven by the benefit of recognizing certain investment income in the quarter, as well as higher management fees from increased average separate account balances and higher variable annuity rider fees. This growth was partially offset by the impact of the low interest rate environment on net investment income.

Operating expenses increased 64 percent to $606 million reflecting the significant year-over-year change from market-driven impacts on DAC and DSIC, as well as unlocking. Excluding these impacts, expenses reflected higher variable annuity distribution expenses and DAC amortization from the higher separate account balances, partially offset by lower interest credited.

RiverSource variable annuity net inflows in the Ameriprise channel declined 16 percent from a year ago to $0.4 billion. Fixed annuities remained in net outflows due to low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended September 30, 2011			Quarter Ended September 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments	Operating	% Change

Protection
Net revenues	$501	$(1)	$502	$500	$—	$500	—
Expenses	437	—	437	433	—	433	1%
Pretax income	$64	$(1)	$65	$67	$—	$67	(3)

Items included in operating earnings:
Annual unlocking			$(14)			$(49)	71%
Market impact on DAC benefit (expense)			(7)			10	NM
Total DAC-related			$(21)			$(39)	46%

Auto & Home catastrophe losses			$(23)			—	NM

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010	% Change
Life insurance in force (billions)	$191	$192	—
VUL/UL ending account balances (billions)	$8.9	$9.1	(2)%
Auto & home policies in force (thousands)	687	639	8%

(1)   Includes net realized losses.

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings declined 3 percent to $65 million driven by auto and home catastrophe losses, partially offset by lower DAC-related items and improved life and health claims experience.

Operating net revenues were flat at $502 million as auto and home premium growth was largely offset by a decline in life and health revenues.

Operating expenses were up slightly to $437 million. In life and health, expenses declined from reduced claims as well as from lower year-over-year DAC-related impacts. In auto and home, expenses increased, reflecting $23 million in catastrophe losses. On a sequential basis, reported auto losses and loss frequency have continued to improve since the fourth quarter of 2010. These trends were partially reflected in third quarter results and will be monitored and reflected in reserves in future periods, as appropriate.

Life insurance in force remained essentially flat compared to a year ago at $191 billion, and Auto & Home continued to grow its policy count, up 8 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended September 30, 2011			Quarter Ended September 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Corporate & Other
Net revenues	$(49)	$(42)	$(7)	$32	$28	$4	NM
Expenses	115	62	53	109	58	51	4%
Pretax loss	$(164)	$(104)	$(60)	$(77)	$(30)	$(47)	(28)

(1)   Includes revenues and expenses of the consolidated investment entities and net realized gains.

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $60 million for the quarter compared to a loss of $47 million a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner	Benjamin J. Pratt
Ameriprise Financial	Ameriprise Financial
(612) 671-4676	(612) 678-5881
chad.j.sanner@ampf.com	benjamin.j.pratt@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for over 115 years. With a network of 10,000 financial advisors and outstanding asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of consumer financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  statements in this news release regarding the adoption of a new accounting standard for the deferral of insurance and annuity costs and the expected impact of such new accounting rules on the company’s DAC asset, book value, capital position, cash flows and earnings;

•                  the statement of belief in this news release that the company expects its full-year 2011 operating effective tax rate to be in the 25 to 27 percent range;

•                  the statement in this news release that Threadneedle’s transition to a new transfer agent provider is expected to enhance margins over time;

•                  the statement in this news release regarding expected outflows and volatility in assets managed by Columbia Management in connection with lower-fee, former parent company relationships;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in capital and credit market conditions including the availability and cost of capital;

•                  changes in and adoption of relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, including the divestiture of Securities America, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. For information about Ameriprise Financial entities, please refer to the Third Quarter 2011 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended September 30, 2011			Quarter Ended September 30, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Revenues
Management and financial advice fees	$1,127	$(9)	$1,136	$996	$(9)	$1,005	13%
Distribution fees	389	—	389	349	—	349	11
Net investment income	445	(67)	512	525	19	506	1
Premiums	311	—	311	303	—	303	3
Other revenues	195	22	173	176	9	167	4
Total revenues	2,467	(54)	2,521	2,349	19	2,330	8
Banking and deposit interest expense	12	—	12	15	—	15	(20)
Total net revenues	2,455	(54)	2,509	2,334	19	2,315	8
Expenses
Distribution expenses	624	—	624	519	—	519	20
Interest credited to fixed accounts	213	—	213	227	—	227	(6)
Benefits, claims, losses and settlement expenses	257	(119)	376	636	(18)	654	(43)
Amortization of deferred acquisition costs	318	63	255	(246)	10	(256)	NM
Interest and debt expense	71	47	24	74	45	29	(17)
General and administrative expense	725	30	695	678	23	655	6
Total expenses	2,208	21	2,187	1,888	60	1,828	20
Income from continuing operations before income tax provision	247	(75)	322	446	(41)	487	(34)
Income tax provision	81	10	71	132	(3)	135	(47)
Income from continuing operations	166	(85)	251	314	(38)	352	(29)
Income (loss) from discontinued operations, net of tax	2	2	—	(2)	(2)	—	—
Net income	168	(83)	251	312	(40)	352	(29)
Less: Net loss attributable to noncontrolling interests	(105)	(105)	—	(32)	(32)	—	—
Net income attributable to Ameriprise Financial	$273	$22	$251	$344	$(8)	$352	(29)%

(1)   Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense; revenues and expenses of the consolidated investment entities; net realized gains/losses; market impact on variable annuity guaranteed living benefits net of DAC and DSIC; integration/restructuring charges and income/loss from discontinued operations. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

NM  Not Meaningful — variance of greater than 100%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$247	$322
Less: Pretax loss attributable to noncontrolling interests	(105)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$352	$322
Income tax provision from continuing operations	$81	$71

Effective tax rate	32.5%	22.0%
Effective tax rate excluding noncontrolling interests	22.9%	22.0%

	Year to Date September 30, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$1,033	$1,221
Less: Pretax loss attributable to noncontrolling interests	(151)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$1,184	$1,221
Income tax provision from continuing operations	$288	$301

Effective tax rate	27.8%	24.7%
Effective tax rate excluding noncontrolling interests	24.3%	24.7%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	September 30, 2011	September 30, 2010
Total net revenues	$707	$662
Less: Realized gains	2	1
Operating total net revenues	705	661
Less: Distribution pass through revenues	207	184
Less: Subadvisory and other pass through revenues	91	89
Adjusted operating revenues	$407	$388

Pretax income	$97	$104
Less: Realized gains	2	1
Add: Integration/restructuring charges	24	18
Pretax operating earnings	119	121
Less: Operating net investment income (loss)	(4)	5
Add: Amortization of intangibles	10	12
Adjusted operating earnings	$133	$128

Adjusted net pretax operating margin	32.7%	33.0%

Ameriprise Financial, Inc.

Reconciliation Table: Net Income from Continuing

Operations Attributable to Ameriprise Financial

	Quarter Ended		Per Diluted Share Quarter Ended
(in millions, unaudited)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net income attributable to Ameriprise Financial	$273	$344	$1.13	$1.32
Less: Income (loss) from discontinued operations, net of tax	2	(2)	0.01	(0.01)
Net income from continuing operations attributable to Ameriprise Financial	271	346	1.12	1.33
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	(37)	(5)	(0.15)	(0.02)
Add: Integration charges, net of tax(1)	15	12	0.06	0.04
Less: Net realized gains (losses), net of tax(1)	(2)	1	(0.01)	—
Operating earnings	$251	$352	$1.04	$1.35

Weighted average common shares outstanding:
Basic	238.0	255.3
Diluted	242.0	259.9

(1)	After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended
(in millions, unaudited)	September 30, 2011	September 30, 2010
Net income from continuing operations attributable to Ameriprise Financial, as reported	$1,202	$1,052
Less: Adjustments (1)	(58)	(38)
Operating earnings	$1,260	$1,090
Total Ameriprise Financial, Inc. shareholders’ equity	$10,609	$9,973
Less: Assets and liabilities held for sale	50	103
Less: Accumulated other comprehensive income, net of tax	655	483
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	9,904	9,387
Less: Equity impacts attributable to the consolidated investment entities	510	344
Operating equity	$9,394	$9,043
Return on equity from continuing operations, excluding AOCI	12.1%	11.2%
Operating return on equity excluding CIEs and AOCI (2)	13.4%	12.1%

(1)

Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, and integration/restructuring charges.

(2)

Operating return on equity excluding consolidated investment entities and accumulated other comprehensive income is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, integration/restructuring charges, and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income, the impact of consolidating investment entities, and the assets and liabilities held for sale using a five point average of quarter-end equity in the denominator.